Exhibit 99.1

To Our Fellow Shareholders:

It’s a real pleasure to tell you about our many accomplishments in 2007.  Our 10th year as a public company was a year in which we grew substantially, delivered record earnings and positioned ourselves extremely well for the future.

Unfortunately, it was also a year in which SL Green’s share price clearly failed to reflect our results.   In this letter to you, we’ll discuss the reasons for that inconsistency.

Acquisitions

The major growth driver for SL Green in 2007 was the $6 billion acquisition of Reckson Associates, a transaction completed in January.  It brought five of New York City’s finest office buildings totaling 4.2 million square feet into our core portfolio.  We also took ownership of Reckson’s best suburban assets in Westchester County and Connecticut while simultaneously selling off the remainder of the portfolio.  So, in a single stroke, the Reckson acquisition added 31 properties totaling 9.3 million square feet.

We also grew in 2007 through $3.4 billion of individual property acquisitions — a mix of transactions that were both strategic and opportunistic.  These included:

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1745 Broadway. This Class A trophy is net-leased by Random House and serves as the publishing giant’s world headquarters. We were able to invest in the property through a joint venture with SITQ and the Witkoff Group — two organizations with whom we have built solid working relationships.

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333 West 34th Street. With large floor plates and a great location near the New York City’s planned Hudson Yards massive redevelopment project, this property will be repositioned to meet the continuing strong demand for large, high-quality blocks of space in Midtown Manhattan following the planned departure of the current tenant at the end of 2009.

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331 Madison Avenue and 48 East 43rd Street. These two boutique office properties stand adjacent to our 317 Madison Avenue property, creating the potential for redevelopment and significant value growth at this high-potential Grand Central submarket. While we wait for the optimal time to pursue that redevelopment, we will benefit from the buildings’ high occupancy.

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16 Court Street. Brooklyn’s most prominent office tower, located at Borough Hall and its important transportation center, also features the area’s best retail location. Shortly after acquiring the landmark, we entered into a joint venture agreement with City Investment Fund, further demonstrating the attractiveness of this asset as well the strength of our relationships with our prominent real estate partners.

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1 & 2 Jericho Plaza. This first-quarter preemptive, off-market, opportunistic acquisition of the superbly located, credit-tenanted Long Island office campus was a pure value-add play based on our track record of generating outsized returns in suburban New Jersey and New York. Onyx Equities and Credit Suisse also recognized the embedded value in the asset and took the opportunity to strategically partner with us.

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1010 Washington Boulevard. This two-building suburban office complex sits across the street from a Class A property we acquired separately in the Reckson transaction. The high-occupancy buildings are positioned well in Connecticut’s very strong Stamford submarket, a short distance from the city’s key transportation links.

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One Madison Avenue. We bought out partner Gramercy Capital Corp, thereby paving the way for the eventual redevelopment of the property, which serves as the headquarters of Credit Suisse. The redevelopment may include the addition of an office or residential tower overlooking historic Madison Square Park.

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Fee Interest Acquisitions: 885 Third Avenue, also known as “The Lipstick Building,” is one of New York City’s most recognizable office towers. We partnered with Gramercy Capital Corp. to purchase a majority fee interest plus a leasehold interest. We also partnered with Gramercy on the acquisition of the fee interest in Two Herald Square on 34th Street and Broadway, the heart of 34th Street retail. Both investments provide long-term, stable returns in addition to ownership interests in two of midtown’s highly identifiable addresses.

And finally…

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388 and 390 Greenwich Street. The home of Citigroup, the global financial services giant, who signed a 13-year triple-net lease with annual rent increases, as part of the December sale of this 2.6-million-square-foot complex to us. One of the crown jewels of Lower Manhattan, this property ended up in the SL Green portfolio quickly after it went on the market. This was for several reasons: We made an attractive offer while exercising discipline and not getting caught up in a bidding war. We had ready access to sufficient financing and equity capital. Our reputation for being willing and able to complete deals helped. And we already had a good relationship with Citigroup, for whom we serve as landlord in several other locations.

Additional Portfolio Activity

We also realized large gains on several office property sales in 2007, and redeployed the proceeds in a tax-efficient manner.  Another example of value growth came from our stewardship of 485 Lexington, an office property that we repositioned, re-branded, and re-leased together with 750 Third Avenue as “Grand Central Square.”  We had purchased the property in 2004 for $225 million, or $244 per square foot. Three years later, our refinancing of the property valued it at $578 million, or $630 per square foot.

Likewise, based on rents being negotiated with new and renewing tenants, our repositioning of 100 Park Avenue has been a remarkable success.   We have nearly completed our approximately $70 million capital improvement program designed to bring it up to Class A standards, and since we began the repositioning, we have executed more than 280,000 square feet of leases.  Our asking rents, which began in the low $40’s per square foot for the lower floors, have increased considerably - to $100 per square foot in the tower floors.  These rent increases should drive up the building’s value dramatically.  Beyond our leasing accomplishments, our intensive efforts were also recognized by the Building Owners and Managers Association (BOMA) — 100 Park Avenue received the Pinnacle Award for Renovated Building of the Year.

We are seeing extraordinary value gains also in our retail property investment program.  The most dramatic example in 2007 was at 717 Fifth Avenue, where we and our partner Jeff Sutton own a condominium interest.  After buying out the previous retail tenant for $25 million, we nearly doubled the rent for the new store and succeeded in finding better credit-quality new tenants for the office space we own there. We estimate that these moves created $125 million in value beyond the total amount we invested.

We believe we made the right moves in 2007 to prune the portfolio strategically — picking the right time to harvest gains.  In January, our goal for the year was to sell at least $1 billion of non-core assets.  We ended up selling $2 billion.  This huge increase came after we saw the signs of a softening market early in the year.  We quickly got out ahead of that, achieving results that would not have been as achievable if we had waited until later in 2007 or until 2008.   These sales generated over $1 billion of gain resulting in staggering returns on equity.

Financial Performance

On the financial front, we again delivered record earnings.  This included annual FFO growth of 25.4%, to $5.78 per share (diluted).   And we increased our dividend paid to shareholders by 12.5%. Even though we retain the maximum earnings allowable as a REIT, this was the ninth consecutive year in which we increased our dividend.

Likewise, our leasing results were strong again in 2007, as we completed 349 transactions totaling approximately 2.3 million square feet portfolio wide and maintained an occupancy of 96.6% in Manhattan and 92.0% in the suburban portfolio.

So, in the face of all this good news, why did the share price of SL Green stock fall sharply in 2007?

There are a number of contributing factors that affected all of the nation’s office REITs in 2007, leading to a sector-wide of drop of more than 26%: deterioration in the U.S. economy, concerns about future job growth, the fallout from the home mortgage sector meltdown causing liquidity to evaporate from the market and of course the fear of declining commercial property values.

In addition to these factors, there was and continues to be investor nervousness about the New York City business climate in particular.  While our portfolio concentration in New York may be our greatest strength in the long term, many investors have been concerned about the immediate prospects for job losses in the financial services industry and the resulting impact on local office space demand.

We understand those concerns and our leasing efforts will no doubt be affected — especially given that the financial services firms are the city’s largest space users.  But we believe it’s premature to conclude that the possible flattening or reduction of office space use by these firms will bring market-wide occupancy levels down significantly for any substantial time period.  Historically, the firms have planned their space needs for the long term and users from other industries have also helped to offset short-term drops in financial sector demand.  In addition, space remains very tight, with very little construction in the pipeline, which also should keep occupancy high relative to the rest of the U.S.

Nevertheless, it’s easy to see why our share price was penalized in 2007.  But it is still hard to stomach, especially in a year when we closed the Reckson transaction and posted a record 25% growth in FFO.

The fact remains, though, that SL Green is extremely strong — stronger than at any time in its history.   The company is well capitalized, we have a strong balance sheet, with debt completely under control, our banking relationships are very stable as well, and perhaps most importantly, the management team who has put all these things in place — and that has produced the sector’s best operating results over the past several years and created the largest owner of commercial properties in New York City — remains at the helm.

The SL Green office property portfolio is well positioned, with high-quality buildings surrounding major transit hubs and thoroughfares.  As described above, many of them have significant value-gain opportunities embedded in them. Occupancy remains very high, with property income ready to rise when low in-place rents roll over to far higher current market levels.

Non-core activities not only diversify our income stream, but they also provide new opportunistic investment possibilities.   Our retail investment program continues to produce incredible opportunities, such as the project underway to develop a new flagship store in Times Square for American Eagle Outfitters.   Our direct structured finance activities enable us to capitalize on the market’s need for financing while positioning us to take advantage of other investment opportunities that may emerge from distressed situations.  And our relationship with Gramercy Capital Corp. not only provides a steady stream of management fees, but also co-investment opportunities and stock ownership participation in a company that is profitable and is doubling in size this year with the acquisition of American Financial Realty Trust.

In Closing

One year ago, after an incredible 2006, we told you that we were poised to meet our challenging objectives and deliver industry-leading performance for another year.  We delivered on those objectives, even though the stock market did not recognize our accomplishments.  In time, we feel the market will begin again to do so, as long as we continue to produce superior results and growth in earnings.  We feel confident that we can do so, and we hope you share that confidence.

/s/ Marc Holliday	/s/ Stephen L. Green

Marc Holliday	Stephen L. Green
Chief Executive Officer;	Chairman of the Board,
Director,	Executive Officer
Executive Committee